 EXHIBIT 99.1

September 15, 2016

My Fellow Cellceutix Shareholders,

Yesterday, news was released that Allergan plc (NYSE: AGN) has agreed to acquire Vitae Pharmaceuticals, Inc. (NASDAQ: VTAE) for $21.00 in cash (a 159% premium to the value of VTAE shares on Tuesday) for a total transaction value of approximately $639 million.  First off, we’d like to congratulate Vitae on the acquisition offer.

With the acquisition, Allergan would take control of Vitae’s two clinical drug candidates, VTP-43742, an oral therapy for psoriasis and other autoimmune disorders, and VTP-38543, a drug candidate for the treatment of atopic dermatitis (eczema).  The former has completed a Phase 2a proof-of-concept trial in patients with moderate to severe psoriasis and Vitae plans to initiate a 16-week Phase 2b trial during the fourth quarter. VTP-38543 is currently in a Phase 2a proof-of-concept trial evaluating treatment in patients with mild to moderate eczema.

I share this with you because it exemplifies the premium that the industry is placing on new, oral psoriasis drugs, even those in mid-stage development.  I’m not in the business of analysis, but it seems to me that Allergan values VTP-43742 at more than our total market capitalization.  As such, we see a tremendous market opportunity with Prurisol and greatly look forward to initiating our Phase 2b trial in patients with moderate to severe psoriasis with emphasis on the Psoriasis Area and Severity Index (PASI). We’ve just advanced substantial start-up payments to vendors towards the trial, an action that we feel will continue to grow shareholder value.

I wish to point out that Dr. Bertolino is now introducing Prurisol to large pharmas, most of which are embracing it for the first time.  We believe that the path to a large financial deal is generation of comparably encouraging data in Phase 2b as recently seen in our completed Phase 2a trial.

Prurisol, our oral drug in development for treating psoriasis

We have completed the Phase 2a trial evaluating multiple dosing levels of Prurisol in mild to moderate psoriasis patients and  the trial successfully met its primary endpoint.  More details on the trial are provided at: http://cellceutix.com/cellceutix-phase-2-trial-of-prurisol-for-mild-to-moderate-psoriasis-meets-primary-endpoint/#sthash.s7T0r6y3.DKbIw1B9.dpbs.

In our Phase 2b trial, which we anticipate to commence in the fourth quarter, we are increasing the dosing levels of Prurisol to 300mg and 400mg in the treatment arms, compared to the highest dosing of 200mg in the completed study.  Further, we will be treating patients with moderate to severe psoriasis and focus on PASI scoring, in order to provide appropriate data for Phase 3 planning.  It is our belief that the higher dosing levels in patients with more severe psoriasis will deliver an even stronger therapeutic effect, as suggested by data from patients with moderate psoriasis in the 200mg cohort of the completed Phase 2a trial.

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